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WEDNESDAY DECEMBER 17, 1997 1:35 PM EASTERN TIME

COMPANY PRESS RELEASE

PIMCO ADVISORS L.P. AND OPPENHEIMER CAPITAL, L.P. AGREE TO SETTLE SUITS

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--Dec. 17, 1997--PIMCO Advisors L.P. (NYSE:PA) and Oppenheimer Capital, L.P. (NYSE:OCC) reported today that they have reached an agreement to settle the various class action lawsuits filed against them and other defendants last month.

As reported on Nov. 11, the suits were filed in connection with the acquisition by PIMCO Advisors of the two-thirds of Oppenheimer Capital owned by Oppenheimer Capital, L.P. for 26.1 million PIMCO Advisors Class A units. The transaction was completed Dec. 1. It was announced on Nov. 5, 1997, when PIMCO Advisors also reported completing its purchase of the approximately one-third, privately held managing general partner interest in Oppenheimer Capital.

As part of the settlement, the class will receive $1 per unit for each of the
15.4 million Oppenheimer Capital, L.P. units outstanding for holders of record as of Nov. 4, 1997, payable as a distribution after reduction for court-awarded attorney's fees and costs. The firms said that the $15.4 million provides material value to members of the class, and represents an increase of approximately 1.8% over the more than $800 million in PIMCO Advisors units to be issued as consideration in the acquisition of the remaining two-thirds of Oppenheimer Capital. The settlement will be amortized as part of the purchase price over 20 years and thus will have no material effect on earnings or distributions. The settlement is subject to court approval, which is expected to occur sometime in early 1998.

As previously announced, Oppenheimer Capital, L.P. split its partnership units
1.67 to one on Dec. 1, 1997. PIMCO Advisors also intends to complete the previously announced restructuring of its public ownership, by exchanging each public PIMCO Advisors L.P. Class A unit for one Oppenheimer Capital, L.P. unit, and then delisting PIMCO Advisors L.P. on Dec. 31, 1997. Trading in the partnership units on the NYSE will continue without interruption under the name PIMCO Advisors Holdings L.P.

Following these transactions, PIMCO Advisors Holdings L.P. will have nearly 50,000 unitholders and will own about 37 percent of a larger, more diversified firm than either Oppenheimer Capital or PIMCO Advisors on a stand-alone basis. The combination brings together the world-renowned fixed income capabilities of PIMCO Advisors and the highly respected value-based equity expertise of Oppenheimer Capital.

PIMCO Advisors and its seven affiliated firms comprise the fourth-largest investment management firm with publicly traded securities, having more than $190 billion of assets under management, more than 900 employees, and a worldwide market presence, which includes managing money for more than 50 percent of the Fortune 100 companies. The firm has a diversified business mix, with fixed income securities representing 57 percent of its managed assets and equities representing 43 percent, including 27 advised and subadvised funds rated four-star or five-star by Morningstar.

For the nine months ended Sept. 30, 1997, the group had pro forma revenues in excess of $500 million, pro forma net income of approximately $114 million and pro forma operating cash flow of more than $188 million.

PIMCO Advisors affiliated investment management firms are widely recognized for providing consistent performance and high quality service for many of the nation's corporate and public pension funds, endowments and foundations. Its affiliated mutual fund complex provides institutional-quality investment management to individuals and institutions. PIMCO Advisors is headquartered in Newport Beach, Calif.

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Contact:

        PIMCO Advisors L.P.
        Media:
        Ernest L. Schmider, 714/640-3160
        Mike Walker, Dave Sanson, 714/361-7520
        Investors:
        Kelli Powell, 800/387-4626